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                                                                    EXHIBIT 99.1


LOS ANGELES, March 30 -- Koo Koo Roo, Inc. (Nasdaq:KKRO - news),
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announced today that Mr. Kenneth Berg has resigned as Chairman of the Board and as a member of the Board. Unexpectedly, without any prior symptoms, Mr. Berg recently underwent preventive open heart surgery in spite of his healthy lifestyle. Mr. Lee A. Iacocca, a current board member and the former Chairman of the Board of Chrysler Motors, will assume the role of Acting Chairman and along with Mr. William Allen, the new Chief Executive Officer, will immediately undertake a major restructuring of the Company.

Commenting on his resignation, Mr. Berg said, "I realized after my recent illness, it was time to step aside in order for Bill Allen to take this Company to a new and higher level. I am pleased that since I hired Bill last December he has already put in place a new business plan with focused objectives. With regard to Lee Iacocca, I am delighted that a man of his stature is willing to step up and replace me as Acting Chairman of the Board. But, most of all, I'm pleased that the lines of customers are still out the door. Getting a second chance at life makes one look at things differently. I love Koo Koo Roo and I am very proud of what it contributes to the healthy lifestyle of those in California and elsewhere, but I am simply not in a position to give all that it requires."

Mr. Allen, the Company's Chief Executive Officer stated, "I would like to personally thank Mr. Berg for both his vision in creating a great concept in the highly competitive restaurant industry and for the opportunity to implement a disciplined business plan that will add value to this Company and its shareholders."

Koo Koo Roo, Inc. operates 52 restaurants in California, Las Vegas, Florida and the Washington D.C. beltway area, including fourteen Hamburger Hamlet restaurants. The Company's Canadian partner also operates three Koo Koo Roo California Kitchen restaurants in Toronto. Arrosto Coffee Company presently operates one stand alone Arrosto Coffee store and a coffee bean microroastery which supplies coffee to all the Company's restaurants and to outside customers.

Statements contained herein which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such statements relating to, among other things, the prospects for the Company to enhance operating results, are inherently subject to risks and uncertainties, some of which are significant in scope and nature, including risks related to real estate, construction, competition, availability of capital, and continued sales growth. These risks are further discussed in the Company's public filings from time to time with the Securities and Exchange Commission.